EXHIBIT 10.1

LEASE

DATE:  10th December 2009

PARTICULARS

1.1	LANDLORD	: San On Investments No.1 Limited whose registered office is at Suite 2008, Three Pacific Place, 1 Queen’s Road East, Hong Kong
1.2	TENANT	: B2B Chips, Limited whose registered office is at Unit B on the 17th Floor, Western Plaza, No.2 Tin Hau Road and No.3 San On Street, Tuen Mun, New Territories, Hong Kong
1.3	BUILDING AND LOT
: Western Plaza, No.2 Tin Hau Road and No.3 San On Street, Tuen Mun, New Territories, Hong Kong erected on all that piece or parcel of ground registered in the Land Registry as Tuen Mun Town Lot No.237

1.4	PREMISES	: 22nd Floor of the Building (as shown coloured Pink on the plan attached for reference only)
1.5	USE
: Factory with ancillary accommodation but only to the extent permitted by the Government Grant, the Occupation Permit and the Deed of Mutual Covenant (if any); and the Tenant is responsible for obtaining and maintaining any waivers, permissions, licences or consents for use.

1.6	TERM	: Three (3) years Term Start Date: 1 February 2010 Term End Date: 31 January 2013
1.7	NOT IN USE
1.8	RENT	HK$222,600.00 per calendar month (exclusive of rates, Government rent and Management Charge)

	RENT FREE PERIODS	For the periods from: December 2011 to 3l December 2011; and December 2012 to 31 December 2012 (both days inclusive) (Please refer to clause 7.6 for details)
1.9	MANAGEMENT	HK$39,750.00 per calendar month (subject to review in accordance with clause 5.1.2)
1.10	DEPOSIT
: HK$827,130.00 (cash deposit) (subject to clause 7.5.2), comprising:

1.  HK$667,800.00 being 3 months’ Rent;
2.  HK$119,250.00 being 3 months’ Management Charge; and
3.  HK$40,080.00 being 3 months’ rates and Government rent

1.11	PUBLIC LIABILITY INSURANCE	: HK$20 million
1.12	UTILITY DEPOSITS	: Water – Nil Electricity-Nil
1.13	SPECIAL CONDITIONS	: Nil

EXHIBIT 10.1

2.	DEFINITIONS AND INTERPRETATION

In this Lease:

2.1	obligations of the Tenant are deemed to be made by all persons included in such expression jointly and severally;

2.2	an obligation by the Tenant not to do an act or thing includes an obligation not to permit or suffer such act or thing to be done or to continue;

2.3	headings are not to affect its construction;

2.4	words importing the masculine, feminine or neuter gender include any of them, and the singular includes the plural and vice versa;

2.5	references to a right of the Landlord to have access to the Premises are to be construed as including all persons authorised by the Landlord;

2.6	references to the consent, approval or authorisation of the Landlord mean a consent, approval or authorisation in writing signed by or on behalf of the Landlord;

2.7	references to notice mean notice in writing;

2.8	terms defined in the Particulars have the meanings given in the Particulars;

2.9
Common Parts means the pedestrian ways, lifts, roads, forecourts, loading bays, toilet facilities, and any other areas within the Building or the Lot from time to time designated by the Landlord for common use by the tenants and occupiers of the Building and those expressly or by implication authorised by them;

2.10	Government Grant means the government lease or government grant as from time to time varied and/or modified subject to which the Building is held;

2.11	Landlord includes the person entitled for the time being to the immediate reversion on the end of the Term;

2.12	this Lease means this lease and any document supplemental or collateral to it or entered into under its terms;

2.13	Management Charge shall be the amount stated in clause 1.9, subject to review in accordance with clause 5.1.2 of this Lease.

2.14	Manager means the building manager appointed to manage the Building;

2.15	Occupation Permit means the occupation permit in respect of the Building of which the Premises form part;

2.16	Order means any demolition or closing order on the Building issued by a competent authority;

2.17	Premises means that part of the Building referred to in clause 1.4, including:

2.17.1
the plaster and other finishes applied to the interior of the exterior walls of the Premises (which expression includes any wall of the Premises which forms a boundary with any of the Common Parts) but no other part of the exterior walls;

2.17.2	the finishes (but no other part) of the floor slabs, ceiling slabs, all internal walls, structural walls and structural columns that enclose or are within the Premises;

2.17.3	the window glass and window frames (but only the inside glass and frame if the windows are double glazed);

2.17.4	the Landlord’s fixtures and fittings; and

2.17.5	any Service Media that exclusively serve the Premises whether within the Premises or not, but excluding all other Service Media and any fire detection, alarm, prevention and fighting systems;

2.18
Prescribed Rate means 2% per annum over the prime lending rate for loans in Hong Kong Dollars from time to time quoted by The Hongkong and Shanghai Banking Corporation Limited, or if none is quoted such other reasonable rate as the Landlord may determine;

2.19	Risk means fire, flood, water, storm, typhoon, explosion, earthquake, landslide or any calamity, event or cause beyond the control of the Landlord; and

2.20
Service Media means the sewers, drains, gutters, pipes, sprinkler heads, ducts, wires, cables and other conducting media serving the Building and within the Lot, including associated equipment, fixings, controls, trunking, conduits, diffusers, registers, grilles and other covers.

3.	LETTING

The Landlord lets to the Tenant the Premises for the Term on an as-is basis and on the terms of this Lease, together with the easements and other rights mentioned in the Schedule, subject to the Government Grant, the Occupation Permit and the Deed of Mutual Covenant, if any, relating to the Building, and to all other rights, easements, quasi-easements and privileges to which the Premises are subject and the Tenant yielding and paying throughout the Term the Rent, Management Charge and all other sums payable hereunder in the manner as more particularly mentioned in clause 5 of this Lease.

4.	NOT IN USE

5.	TENANT’S OBLIGATIONS

The Tenant agrees with the Landlord as follows:

5.1
Rent and Management Charge:  To pay on the days and in the manner provided herein clear of all deductions and without set-off, cross claim or counterclaim (whether arising from any subject matter relating to the tenancy or the Premises or otherwise whatsoever and whether it be legal or equitable in nature) (by Autopay or direct debit if the Landlord so requires):

5.1.1
the clear Rent in advance on the first day of each month, the first of such payments or the proportionate part of it in respect of the period beginning on the Term Start Date to the last day of the same month to be made upon signing of this Lease;

5.1.2
the Management Charge (subject to any change notified by the Landlord to the Tenant from time to time (acting reasonably) or as notified by the Landlord following a change notified by the Manager in accordance with the Deed of Mutual Covenant of the Building) in advance by monthly payments on the first day of each month, the first of such payments or the proportionate part of it in respect of the period beginning on the date when possession has been given to the Tenant to the last day of the same month to be made upon signing of this Lease and any access, parking and ramp fees as shall be charged by the Manager on a use basis; and

5.1.3	all other sums payable hereunder as additional rent as and when demanded.

5.2
Interest:  Without prejudice to any other remedy of the Landlord, to pay to the Landlord on demand as additional rent interest on sums due for payment under this Lease at the Prescribed Rate from the due date until payment (both before and after any judgment).

5.3
Rates and Taxes:  To pay on demand as additional rent all existing and future rates, duties, charges, assessments, impositions and outgoings of a recurring nature including rates and Government rent and any goods and services tax and any other tax of a similar nature (but excluding property tax) which now are or may at any time after the Term Start Date be imposed on or in respect of or are referable to the Premises.  The Tenant will at the option of the Landlord either pay the rates and Government rent direct to the Government or reimburse the Landlord for payment of the rates and Government rent as they fall due.

5.4
Utilities:  To pay to the Landlord or as the Landlord directs all utility deposits (including those listed in clause 1.12, if any) and charges for electricity, water and telephones at the Premises, and install meters or devices as required or approved by the Landlord to measure the consumption of electricity by and attributable to the Premises and to enable the Tenant to be billed directly by the electricity provider.  Any utility deposits held by the Landlord shall be handed back to the Tenant after the later of expiry of this Lease and compliance by the Tenant with all its obligations under this Lease.

5.5
Repair:  To keep the Premises and the Tenant’s property in good tenantable repair (fair wear and tear, latent, inherent and structural defects excepted) and replace all broken or damaged window glass in the Premises (damage by structural or inherent defects or latent defects or fair wear and tear all excepted), and take reasonable precautions to protect the Premises from damage by storm, gale or typhoon.

5.6	Electrical regulations: To comply with the requirements and regulations of the supply authority with regard to the electrical wiring installations and equipment in the Premises and not overload them.

5.7
Decoration and cleaning:  To keep the Premises in good decorative order, in a clean and tidy condition and clear of all rubbish, and as often as the Landlord may consider necessary, clean all surfaces and finishes of the Premises and the inside of the window panes, frames and sills and all the inside and outside of glass (if any) in the entrance doors.

5.8
Notices to repair:  To repair and make good all defects and wants of repair for which the Tenant is liable under this Lease within any reasonable period specified by the Landlord after receipt of notice of them from the Landlord.

5.9
Permit entry:  To permit the Landlord and all others authorised by the Landlord to, upon prior notice and at all reasonable times (except in cases of emergency when no notice is required and the Landlord may enter any time), and by force if necessary, enter and remain on the Premises with or without workmen, appliances and materials:

5.9.1	to inspect the condition of the Premises;

5.9.2	to take a schedule of the Landlord’s fixtures and of any dilapidations;

5.9.3	to view and/or measure the Premises with or without prospective purchasers and/or tenants;

5.9.4	to carry out repairs or other work where the Tenant has failed so to do;

5.9.5	for the purposes of security, safety and fire-fighting;

5.9.6	to carry out any necessary work which is not the responsibility of the Tenant; and

5.9.7	to carry out the Landlord’s obligations or exercise the Landlord’s rights under this Lease.

5.10
Not introduce dangerous things:  Not to bring into or place or store in the Building and/or the Premises anything (including without limitation arms and ammunition) which is or may become dangerous, nor carry on a hazardous trade or do any other act which might cause the insurance of the Building to be vitiated or the premiums to be increased.

5.11
Overloading:  Not to overload the Premises or the lifts serving it, nor overload or cause an obstruction or damage to the Service Media, nor cause an obstruction or damage to the Common Parts, nor store goods or merchandise except in normal quantities consistent with the Use, nor place safes or other heavy equipment or materials except in such locations and by means of such installations as the Landlord has first approved.

5.12
Damage to Building and Lifts:  At its own expense, to make good any damage caused to the Building or lifts serving it through careless loading or discharging of machinery goods raw materials or articles into or from such lifts or through overloading the same beyond the permitted carrying capacity and to pay on demand to the Landlord the cost to be reasonably incurred by the Landlord in making good any such damage.

5.13
Passenger Lifts:  Not to use or permit to be used the passenger lifts of the Building for the purpose of carrying any furniture or goods or heavy articles (the Landlord having provided freight lifts for such purpose), and to observe the regulations affecting the use of all lifts as indicated or intimated by the Landlord or its agents from time to time.

5.14
Loading Bay:  To use such portion of the loading bay as provided in the Building for use in conjunction with the Premises in all respects in accordance with the regulations and directions made from time to time by the Manager governing the use of the loading bay and in particular but without prejudice to the generality of the foregoing only for the purpose of loading and unloading and not to permit or suffer its servants, employees, contractors, customers, suppliers or invitees to park in any part of or otherwise obstruct the use of the loading bay.

5.15	Refuse Chutes: To use the industrial refuse chutes in the Building, if any, in accordance with the regulations made from time to time by the Manager.

5.16
Electricity Wiring:  At its own expense, to provide all wiring required by the Tenant from the switch room designated by the Landlord or the Manager to the Premises and within the Premises and to ensure that such wiring is of a quality and standard prescribed by the relevant governmental authorities/departments.  The wiring must only be carried out by a competent licensed electrical contractor to be approved in writing by the Landlord in accordance with the requirements of the Electricity Ordinance and to the reasonable satisfaction of the Landlord’s electrical consultant.

5.17
Fire Prevention:  To observe and comply with all directions and orders of the Fire Services Department and if such directions and orders shall require the Tenant to take fire precautions or install fire fighting equipment (additional to, if any, that installed by the Landlord) the Tenant shall at its own expense take or procure those precautions and install the equipment.

5.18
No Food Preparation/Lodging:  Not to use or permit to be used the Premises, the Common Parts or the Building or any part thereof to prepare any food, other than beverages and food being warmed up in a microwave oven, or to sleep in except by a night watchman.

5.19
Hazardous Goods:  Not to permit to be kept on the Premises hazardous goods and materials except to the extent and where used in accordance with the Tenant’s ordinary course of business in compliance with the Use and to obey and comply with and be answerable for and to indemnify the Landlord against the consequence of any breach of laws or regulations of Hong Kong by the Tenant and all occupiers of the Premises or persons visiting or using the same with the consent of the Tenant expressed or implied.

5.20
No Animals and Infestation:  Not to keep any birds, livestock of any description or any noxious goods, animals, plants or articles in the Premises, the Common Parts or the Building save where and in accordance with the Tenant’s ordinary course of business on the Premises and to take all reasonable measures to prevent the Premises or any part thereof from becoming infested by termites, rats, mice, cockroaches or any other pests or vermin.  The Tenant shall employ at its cost such pest extermination contractors as the Landlord may reasonably require and at such intervals as the Landlord may reasonably direct.

5.21	No Auction: Not to hold or to permit or suffer any sale by auction to be held upon the Premises without the express approval of the Landlord.

5.22
Machinery:  Not to place in any part of the Premises any machinery goods or merchandise which may cause the maximum permissible floor load-bearing capacity to be exceeded save and except for any machinery already installed in the Premises.

5.23	Use of Trolleys: To ensure that only rubber tired trolleys and forklift trucks with pneumatic or cushioned tires are used for the transport of goods and materials within the Building.

5.24
Repair of Sanitary Facilities:  To keep and maintain the drains, pipes, sanitary or plumbing apparatus, toilets and any other water apparatus used exclusively by the Tenant, its servants, employees, agents, invitees, licensees and customers in good tenantable repair at all times during the Term to the reasonable satisfaction of the Landlord and in accordance with the regulations or bye-laws of the Public Health or other government authorities concerned and to pay the Landlord on demand all costs reasonably incurred by the Landlord in cleansing clearing repairing or replacing any of the said sanitary facilities choked impeded blocked or stopped up owing to the careless or improper use or neglect by the Tenant or any of its servants, employees, agents, invitees, licensees or customers.

5.25
Undesirable uses:  Not to use the Premises for any dangerous, illegal or immoral purpose, nor to install any fittings, fixtures or equipment (hydraulic, mechanical or otherwise) that may cause acute variance in room temperature nor do on the Premises anything which, in the reasonable opinion of the Landlord, may be a nuisance or disturbance or cause damage to or be to the prejudice of the Landlord or any other owner or occupier of the Building or any neighboring premises.  The Tenant shall observe and comply with all rules and regulations from time to time made by the Landlord or the Manager governing the use of such fittings, fixtures or equipment.

5.26
Permitted use:  Not to use the Premises other than for the Use and in particular but without prejudice to the generality of the foregoing not to use the Premises for the purpose of a Buddhist hall or temple or for the performance of the ceremony known as Ta Chai ([Chinese text]) or for any similar ceremony or for any other religious purpose or the performance of any religious ceremony.

5.27
Statutory, legal and insurance requirements:  To comply with all legislation, laws and regulations, or requirements of governmental authorities or the Landlord’s insurers from time to time that relate to the use or occupation of the Premises and the Common Parts and the use of the rights granted by this Lease regarding (without limitation) health, environment, and safety, building or planning.

5.28
Irrecoverable insurance money:  To pay to the Landlord on demand the amount of any insurance money in respect of the Premises which cannot be recovered by reason of any act, omission or default of the Tenant, its employees, contractors, agents, licensees or invitees.

5.29
Regulations:  To observe all rules and regulations relating to the Building from time to time made by the Manager (if any).  If such rules and regulations conflict with the terms of this Lease, the latter will prevail to the extent of that conflict.

5.30	Tenant’s Insurance:

5.30.1	At the Tenant’s cost at all times during the Term to take out and keep in force:

(a)
a public liability insurance policy in an amount of not less than the amount stated in clause 1.11 or in such higher amounts as the Landlord may from time to time prescribe (and as may be available in the public liability insurance market for such risks), in respect of any one occurrence; and

(b)	a policy insuring window glass and window frames.

5.30.2	The insurance policies taken out pursuant to this clause must:

(a)
name the Landlord and the Manager as interested parties and in regard to public liability insurance extend to indemnify the Landlord and the Manager for their vicarious or contingent liability arising out of the actions of the Tenant, its employees and agents; and

(b)	be arranged with a reputable insurance company holding a Standard & Poor Financial Strength Rating of no less than A-, or as otherwise approved by the Landlord.

5.30.3
the tenant shall not alter or modify any terms and conditions of the insurance policy or cancel the same without the prior written permission of the Landlord, the permission of which shall not be unreasonably withheld.

5.30.4
The Tenant shall upon demand produce to the Landlord a certificate of insurance from the relevant insurance company that each policy is fully paid and is valid and subsisting together with confirmation from the insurance company that clause 5.30.2 has been complied with.

5.31	Alterations

5.31.1
Not to make any alterations or additions, structural or otherwise, to the Premises, the Building or the Service Media without the approval of the Landlord (such approval not to be unreasonably withheld or delayed).  The Landlord may impose such reasonable conditions as it deems necessary in its discretion for giving of approval.

5.31.2
To employ only contractors approved by the Landlord (such approval not to be unreasonably withheld or delayed) for all works to the Premises, Building or the Service Media and in particular all works involving any alteration to or modification of or in any way associated with the electrical system, the fire services system, the sprinkler system, the security system, the plumbing and drainage system and piping, the Communal Aerial Broadcast Distribution (CABD) system and the fixed air-conditioning ducting, chilled water pipes or fan coil air-conditioning units and air-conditioning controls and suspended ceiling system shall be carried out only by contractors nominated by the Landlord.

5.32	Signs: Not to exhibit on or in the Premises any sign visible from the outside of the Building.

5.33
Locks and Keys: Not to install any locks, bolts or other security devices in doors from time to time at the Premises without the approval of the Landlord (such approval not to be unreasonably withheld or delayed) and disclose to the Landlord all other means of entry to the Premises.

5.34
Restriction on use of Name of Building: Not to use the name of the Building or any picture or likeness of the Building in its registered or trade name, or for any purpose other than as the address and place of business of the Tenant.

5.35	No Alienation

Not to mortgage, charge or grant a security interest over, nor enter into a declaration of trust of, the Tenant’s interest in the Premises, and not to assign sublet, license or otherwise part with the possession of or transfer the Premises or any part thereof or any interest therein in any way (whether for monetary consideration or not), in each case, without the approval of the Landlord and the mortgagee in favour of which the Landlord has mortgaged or charged the Premises and in the event of a breach of this clause by the Tenant this Lease shall absolutely determine and the Tenant shall forthwith vacate the Premises on notice to that effect from the Landlord.  This Lease shall be personal to the Tenant and without in any way limiting the generality of the foregoing the following acts and events shall, unless approved in writing by the Landlord and its mortgagee, be deemed to be breaches of this clause:

5.35.1
in the case of the Tenant being a corporation any take-over reconstruction amalgamation merger voluntary liquidation or change in the person(s) who owns or own a majority of its voting shares or who otherwise has or have effective control of its voting shares;

5.35.2
the giving by the Tenant of a power of attorney or similar authority whereby the donee of the power of attorney obtains the right to use possess occupy or enjoy the Premises or any part thereof or does in fact use, possess, occupy or enjoy the same; or

5.35.3	the change of the Tenant’s business name without notify the Landlord.

Provided that the sharing of the Premises as licensee(s) only with a company which is and remains at all times a subsidiary (as defined in the Companies Ordinance) of the Tenant shall not be a breach of this clause provided that the Tenant provides full particulars to the Landlord of such sharing and of the subsidiary concerned and provided that no relationship of landlord and tenant is created and that such sharing of occupation is terminated forthwith in the event that such company ceases to be a subsidiary of the Tenant as so defined.

5.36	Costs: To pay or reimburse the Landlord on demand as additional rent for all reasonable cost it incurs in connection with or in contemplation of:

5.36.1	the remedy of a breach by the Tenant of its obligations under this Lease; and

5.36.2	any application by the Tenant for consent or approval, whether or not consent or approval is refused or the application is withdrawn.

5.37	Applications for consent: If the Tenant applies for consent or approval, to disclose to the Landlord such information as the Landlord may reasonably require.

5.38
Inform Landlord of damage defects and notices:  Immediately on becoming aware of it, to give full details to the Landlord of any damage to or defect in the Premises which might give rise to a duty on the Landlord, or of any occurrence, notice or other thing which may adversely affect the Landlord’s interest in the Premises.

5.39	Exclusion of Landlord’s liability

5.39.1	All chattels, equipment or property in the Premises are there at the sole risk of the Tenant.

5.39.2
The Landlord, its servants and agents are not liable for any loss, damage, action, proceeding, cost, claim or demand that the Tenant or the Tenant’s employees or any person claiming by, through or under the Tenant may incur or make or which arises from:

(a)	any defect in the construction or state of repair of the Building, the Common Parts, the Premises or any part of it or the Landlord’s fixtures;

(b)	any defect, interruption or fluctuation in any Service Media or water, air conditioning or other sources of energy or fuel;

(c)	any obstruction of an easement or right granted by this Lease; or

(d)	from any other cause,

except to the extent caused by the negligence of the Landlord or its servants or agents.

5.39.3	The Tenant releases the Landlord and its servants and agents from liability in respect of any:

(a)	loss, damage, action, proceeding, cost, claim or demand relating to any chattels, equipment or property of the Tenant or any other person in the Premises or any part of them; and

(b)	damage or injury to any person or chattels, equipment or property in the Premises or on any land near the Premises,

except to the extent that the action, proceeding, cost, claim or demand, loss, damage or injury is caused by the negligence of the Landlord or its servants or agents.

5.40	Indemnify Landlord

5.40.1
To indemnify the Landlord against all loss, damage, actions, proceedings, costs, claims and demands in respect of the use or occupation of the Premises, the execution of alterations, additions or repairs to the Premises, any non-compliance by the Tenant with its obligations under this Lease, or any other act or default by the Tenant, its employees, contractors, agents, tenants, licensees or invitees except to the extent (if any) that such actions, proceedings, costs, claims and demands arise from non-observance or breach by the Landlord of its obligations hereunder or from the act, neglect or default of the Landlord, its employees, contractors, agents, tenants, licensees or invitees.

5.40.2	The Tenant must pay the costs on a full indemnity basis of and incidental to any demand (including any action or distraint for the recovery of such costs) in respect of:

(a)	the Rent or other sums payable under this Lease;

(b)	the use or occupation of the Premises;

(c)	the execution of alterations, additions or repairs to the Premises;

(d)	any non-compliance by the Tenant with its obligations under this Lease; or

(e)	any other act or default by the Tenant, its employees, contractors, agents or invitees.

Such costs are recoverable from the Tenant as a debt.

5.41	Handover Condition

The Landlord shall deliver the Premises on an “as is” basis and shall have no responsibility for making any improvements or alterations to the Premises.

5.42	Fitting Out

At the Tenant’s own cost to obtain the Landlord’s approval (such approval not to be unreasonably withheld or delayed) for any fitting-out proposals and fitting-out plans and specifications of the Premises provided that the Landlord may impose such reasonable conditions as it deems necessary in its discretion for giving such consent and all requisite consents and approvals from the competent authorities (if necessary) for any proposed addition or alteration to the Premises before the commencement of the fitting-out of the Premises.  Without limiting the foregoing, the Tenant shall observe the Fitting Out Guide of the Building as may be prescribed by, and the requirements of the Landlord and the Manager and as may be given, from time to time in the course of fitting out the Premises provided that the Tenant shall not be liable under this clause unless and until a copy of such rules, guidelines and manuals are produced to the Tenant.

5.43	Handing Back

At the end or sooner determination of the Term to hand back to the Landlord the Premises with vacant possession and in accordance with the Tenant’s other obligations under this Lease including, without limitation, clause 5.5 and the following obligations under this clause 5.43.

5.43.1
The Tenant must remove from the Premises all Tenant’s fixtures, fittings, furniture and effects, together with any signs or advertisements affixed by or on behalf of the Tenant, and repair any damage caused to the Premises or the Service Media in so doing.

5.43.2	The Tenant must:

(a)
remove all alterations or additions to the Premises and the Service Media, whether or not made by the Tenant and whether or not made during the Term, except to the extent the Landlord otherwise directs (in which case the excepted alterations or additions are referred to in this clause as Remaining Alterations); and

(b)	reinstate the Premises and the Service Media to their original open shell layout (except to the extent any Remaining Alterations do not allow); and

(c)	repair and make good any damage caused to the Premises or the Service Media in complying with (a) or (b) above and use only contractors nominated by the Landlord in so doing.

5.43.3	The Tenant must reinstate the Premises, by:

(a)	washing down of the whole of the interior of the Premises and any Remaining Alterations;

(b)
treating all internal surfaces of the Premises and any Remaining Alterations in a manner (for example, by painting, staining or polishing) and condition comparable to the original state and condition when the Tenant first took possession of the Premises; and

(c)
replacing the full ceiling system provided by the Landlord at the commencement of this Lease, if any, and all floor coverings, window coverings and blinds in the Premises to a reasonable standard comparable to the original state and condition when the Tenant first took possession of the Premises.

5.43.4	The Tenant must deliver to the Landlord all keys and disclose to the Landlord all other means of entry to the Premises.

5.43.5
The Landlord will after having inspected the Premises within a reasonable time prior to the Term End Date provide the Tenant with a schedule or list of reinstatement works required to be carried out by the Tenant pursuant to this clause 5.43 together with a quotation of the cost of such reinstatement works (reinstatement cost).  If the Tenant shall fail to reinstate the Premises in accordance with this clause 5.43, the Tenant is required to hand back the Premises to the Landlord at the end of the Term and in such circumstances, the Landlord shall deduct from the Deposit the amount of the reinstatement cost and any other costs, expenses, loss or damage sustained or incurred by the Landlord as a result of the breach, non-observance and non-performance by the Tenant of this clause 5.43 and if the Deposit shall not be sufficient to cover such amounts, any outstanding amount thereof shall be recoverable from the Tenant as a debt.  The deduction of such amounts pursuant to this clause shall be without prejudice to and shall not affect the right of the Landlord to exercise any other right or remedy exercisable by the Landlord under the terms of this Lease or at law to recover any loss of rent and other losses arising from the Tenant’s failure to comply with this clause 5.43.

5.44	Comply with Obligations: To comply with the obligations contained or referred to:

5.44.1	in any lease under which the Landlord holds the Premises (but only so far as they are negative or restrictive); and

5.44.2	in the Government Grant, the Occupation Permit or any Deed of Mutual Covenant, to the extent that they relate to the Premises or the rights granted by this Lease.

6.	QUIET ENJOYMENT

The Landlord agrees, subject to:

6.1	the Tenant complying with its obligations under this Lease; and

6.2
any rights granted to the Landlord by this Lease, to permit the Tenant peaceably to hold and enjoy the Premises without any interruption by the Landlord or any person lawfully claiming through, under or on trust for it.

7.	OTHER PROVISIONS

7.1	Re-entry

If:

7.1.1	the Rent or any other sums due under this Lease are in arrears for 7 days (whether formally demanded or not); or

7.1.2
the Tenant fails to comply with its obligations under this Lease and to remedy any such failure within 7 days of receipt of notice from the Landlord specifying the failure in question and requiring it to be remedied; or

7.1.3	distress or other execution is levied on the Premises or their contents; or

7.1.4	a petition is filed for the winding up or bankruptcy of the Tenant or if the Tenant goes into liquidation or receivership; or

7.1.5	the Tenant is struck off by the Registrar of Companies, is dissolved or otherwise ceases to exist under the laws of the country or state of its incorporation; or

7.1.6	the Tenant, being an individual, dies or becomes incapable of managing his affairs;

then the Landlord may, notwithstanding that it might have accepted rent or done or omitted to do any other act while knowing of the event giving rise to the right of re-entry, re-enter the Premises or any part of them in the name of the whole, in which event this Lease will end.  Such re-entry is without prejudice to any other remedy of the Landlord in respect of any earlier breach of the obligations under this Lease.

7.2
No implied easements:  Nothing in this Lease confers on the Tenant an easement, right or privilege over or against property adjoining or neighbouring the Premises which now or later belongs to the Landlord, or imposes a restriction on the use of property not comprised in this Lease, except as expressly granted or imposed.

7.3	Damage and Destruction

7.3.1	In this clause 7.3, Destruction Event means any of the following events:

(a)	the Premises or any part of them are damaged or destroyed by a Risk so that the Premises are wholly or substantially unfit for the occupation and use by the Tenant;

(b)	having regard to the nature and location of the Premises and the normal means of access, the Premises are wholly or substantially inaccessible; or

(c)	an Order includes the Premises.

7.3.2
If a Destruction Event occurs then until the relevant event has been rectified, the Rent or a fair proportionate part of the Rent (as determined by the Landlord, which shall be conclusive and final) abates.

7.3.3
Unless the Landlord notifies the Tenant within three months after the Destruction Event occurs that it intends to rectify the relevant event, this Lease may be determined by not less than one month’s notice by either party.

7.3.4
The Landlord may after any Destruction Event and in its absolute discretion determine this Lease by giving not less than one month’s notice to the Tenant.  At the end of that notice this Lease will be at an end.

7.3.5	If the Landlord notifies the Tenant of its intention to rectify a Destruction Event in accordance with clause 7.3.3 and:

(a)	after that does not do so within a reasonable time, the Tenant may notify the Landlord of its intention to determine this Lease; and

(b)
unless the Landlord, after receiving that notice, proceeds with reasonable expedition and diligence to rectify the relevant event, the Tenant may determine this Lease by giving not less than one month’s notice to the Landlord.  At the end of that second notice this Lease will be at an end;

7.3.6	This Clause 7.3 (other than clause 7.3.4) does not apply where:

(a)	the Destruction Event was caused or contributed to, or arises from, any act or omission of the Tenant; and

(b)	any insurance policy or policies for the Premises has been avoided, or payment of the policy money refused or reduced, as a result of that act or omission.

7.4	Liability and obligation to reinstate

7.4.1
Neither the Landlord nor the Tenant is liable to the other because of the determination of this Lease under clause 7.3.  That determination will be without prejudice to the rights of either party in respect of any preceding breach or non observance of this Lease.

7.4.2	Nothing in this Lease obliges the Landlord to reinstate the Premises or the means of access to them.

7.5	Deposit

7.5.1
On or before the execution of this Lease, the Tenant must pay the Deposit to the Landlord for the Landlord’s absolute benefit and use.  The Landlord does not hold the Deposit on trust for the Tenant nor is any interest payable on the Deposit.  The Landlord may, without prejudice to any other right, apply the Deposit or a sum up to the equivalent of the Deposit to remedy a breach of any obligation of the Tenant under this Lease and to indemnify the Landlord against any direct or indirect costs or losses, including legal costs on an indemnity basis.  At the end of the Term, the Landlord will without prejudice to the Landlord’s other rights within 30 days after the later of the date on which the Tenant has surrendered vacant possession of the Premises to the Landlord or has settled and paid the last outstanding claim by the Landlord against the Tenant for any arrears of Rent and other charges and remedied or compensated the Landlord for any breach non-observance or non-performance of any of the terms and conditions herein contained and on the part of the Tenant to be observed or performed, repay to the Tenant a sum equivalent to the amount of the Deposit without interest, less any amount required to pay the outstanding amount and remedy the Tenant’s breaches.

7.5.2
Whenever there is an increase in the Rent and/or Management Charge and/or rates and Government rent or if the Landlord applies any sum up to the equivalent of the Deposit during the Term, the Tenant must upon demand by the Landlord pay an additional sum equivalent to three times the amount of such increase, or a sum sufficient to replace the sum so applied by the Landlord (as the case may be) such that the Landlord will hold a sum of no less than the aggregate of three months’ Rent, Management Charge, rates and Government rent as Deposit at all times during the Term.

7.5.3
Notwithstanding anything herein contained, the Tenant hereby expressly agrees that in the event of the Landlord assigning and transferring the ownership of the Premises to any person (the New Landlord) prior to the expiration or sooner determination of the Term subject to and with the benefit of this Lease, the Landlord may transfer the Deposit (as the same may be revised from time to time) paid by the Tenant hereunder (less any deduction which the Landlord may make according to the terms and conditions of this Lease) or the balance thereof after the said deduction to the New Landlord and in that event upon request of the Landlord the Tenant must sign a novation agreement (to be in the form prepared by the Landlord’s solicitors) regarding the transfer of the Deposit or the balance thereof after the said deduction with the Landlord and the New Landlord; and the Tenant shall waive all claims against the Landlord for the repayment of a sum equivalent to the amount of the Deposit transferred to the New Landlord but nothing herein provided shall prejudice or affect the right of the Tenant to claim against the New Landlord for repayment of the same.  A written notice sent by the Landlord or the Landlord’s solicitors by ordinary post to the Tenant to the address stated herein notifying the Tenant of the change of ownership of the Premises shall be conclusive evidence that the Deposit or the balance thereof has been transferred to the New Landlord unless contrary intention is expressed in the notice.

7.6
Rent Free Periods:  Subject to the Tenant’s due performance of the terms, covenants and conditions contained herein, the Tenant is entitled to occupy the Premises free of payment of Rent during the Rent Free Periods referred to in clause 1.8 provided that the Tenant shall pay and discharge all Management Charge, rates and Government rent and all other outgoings payable in respect of or referable to the Premises during the Rent Free Periods.

7.7	Notices: Any notice or other communication given under or in connection with this Lease shall be in English and in writing.

The address and facsimile number of the Landlord and the Tenant are:

(a)	The Landlord of Suite 2008 Three Pacific Place, 1 Queen’s Road East, Hong Kong
	Facsimile No.	: +852 2525 2070
	Attention	: Managing Director

(b)	The Tenant of Unit B on the 17th Floor, Western Plaza, No.2 Tin Hau Road and No.3 San On Street, Tuen Mun, New Territories, Hong Kong
	Facsimile No.	: +
	Attention:	Ms Sophie Wong

7.8
No warranties:  This Lease sets out the full understanding and agreement of the parties and supersedes any other commitments, agreements, representations, warranties or understandings, written or verbal that the parties may have had with respect to the Premises or the Building or any part(s) thereof.  The Tenant irrevocably declares that it has not decided to enter into this Lease by relying on any other agreements, warranties or representations, written or verbal, which have not been set out herein and shall hereby waive its right against the Landlord for misrepresentation or misstatement or collateral agreement.  Without limiting the generality of this clause, the Landlord gives no warranty as to the fitness, suitability or legality of the Premises or the use to which the Premises may be put and the Landlord shall not be responsible or liable to the Tenant for any damages or loss in respect thereof.

7.9
No premium:  The parties declare that apart from the Rent and other consideration expressed in this Lease no premium or other consideration for the grant of the Term has been or will be paid to the Landlord or any other person.

7.10
Legal costs etc.; stamp duty and other fees: Each party shall bear its own legal costs and disbursements of and incidental to the preparation completion and execution of this Lease but the stamp duty and the costs and fees for the registration of this Lease and its counterparts shall be borne by the parties in equal shares.

7.11
Disclosure:  The Tenant agrees consents and confirms that any information relating to the Tenant at any time acquired, collected or otherwise held by the Landlord in connection with this Lease may be disclosed and/or transferred to and be held and/or used by (a) any of the holding companies and/or subsidiaries and/or affiliates of the Landlord and/or service providers or advisers of any of them; (b) any actual or potential assignee, purchaser, investor or subscriber of all or any part of the businesses or assets of, or interests in, the Landlord (including the public in the case of any public offer), in each case whether directly or indirectly; (c) any agent(s), adviser(s), auditor(s), or contractor(s) of any person referred to in (b); and/or (d) regulatory bodies or securities exchanges, in each case whether within or outside Hong Kong and for any legitimate purpose.

7.12
Holding Over Period:  Following expiry of the Term, if the Landlord does not object to the Tenant remaining in the Premises, the Tenant may continue to occupy the Premises on a month to month basis subject to the Tenant paying the Landlord a monthly rent of an amount as shall be agreed between the parties prior to the Term End Date but if no such agreement is reached, of such amount as shall be equivalent to 150% of the Rent payable by the Tenant herein immediately prior to the expiry of the Term but otherwise on the same terms and conditions contained in this Lease.  The lease under this clause 7.12 may be terminated by either party on one month’s written notice to the other.

7.13	Governing law: This Lease shall be governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

EXHIBIT 10.1

THE SCHEDULE

Easements and other rights included in this Lease

(referred to in clause 3)

1.	The rights in common with the Landlord and all other owners tenants and occupiers of the building:

1.1.
of way on foot and (over such Common Parts as are designed for such purposes) with or without vehicles, over and along and otherwise to use the Common Parts for all purposes reasonably connected with the use and occupation of the Premises;

1.2	of free passage and running of water, soil, electricity and data through the Service Media serving the Premises subject to temporary interruption due to breakdown or maintenance; and

1.3
to display on, if any, such slat on the main directory board and the relevant floor directory board in the Building, the name and location of the Tenant and, subject to the prior approval of the Landlord (such Landlord’s approval not to be unreasonably withheld or delayed) and/or the Manager.

EXHIBIT 10.1

IN WITNESS of which this Lease has been executed and has been delivered on the date which first appears on Page I.

SIGNED by Alan Paul Cockburn)

for and on behalf of the Landlord in the presence of / whose signature is verified by:)

For and on behalf of
San On Investments No. 1 Limited

Authorised Signature(s)

Mary Josephine Leung
Solicitor, Hong Kong SAR

SIGNED by)

for and on behalf of the Tenant in the presence of/whose signature(s) is/are verified by:)

B2B CHIPS, LIMITED
科電子(香港)有限公司

P871850(2)

Wong Wai Fan

RECEIVED from the Tenant the sum of HK$827,130.00 being the Deposit)

For and on behalf of
San On Investments No. 1 Limited

Authorised Signature(s)

WITNESS to the signature:

Mary Josephine Leung
Solicitor, Hong Kong SAR

Goodman

Tin Hau Road
Pui To Road

Western Plaza

Floor Plan - 22nd Floor

Disclaimer
This document has been prepared by Goodman Asia Limited for general information purposes only. Whilst every care has been taken in relation to its accuracy, no warranty of accuracy is given or implied. Interested parties should obtain independent advice before making any decisions about the property referred to in this document. Images contained in this document have been used to enable the visualisation of the building concepts only.